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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
RLI Corp.:

        We consent to the use of our reports incorporated herein by reference in this Registration Statement of RLI Corp. on Form S-8 (relating to the registration of 200,000 RLI Corp. Common Shares for the Nonemployee Directors' Stock Plan).

        Our reports refer to a 2002 change in accounting principle related to adopting the provisions of Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets" and a 2001 change in accounting principle related to adopting the provisions of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."

/s/ KPMG LLP

Chicago, Illinois
July 26, 2004

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  Exhibit 23.1